Exhibit 99.1

Granite Reports Third Quarter 2018 Results

Highlights

Third Quarter

•	Revenue up 10.3 percent year-over-year to $1.06 billion
•	Gross profit margin up more than 170 basis points year-over-year to 13.7 percent
•	Net income up 21.1 percent year-over year to $55.7 million
•	Adjusted net income[1] up 46.6 percent year-over-year to $67.4 million
•	Adjusted EBITDA[1] up 30.9 percent year-over-year to $112.7 million
•	Adjusted EBITDA[1] margin 10.7 percent, compared to 9.0 percent last year

Year-To-Date

•	Revenue up 10.9 percent year-over-year to $2.43 billion
•	Gross profit margin up 180 basis points year-over-year to 11.6 percent
•	Net income down slightly year-over-year to $35.9 million
•	Adjusted net income[1] up 118.1 percent year-over-year to $79.2 million
•	Adjusted EBITDA[1] up 62.5 percent year-over-year to $172.9 million
•	Adjusted EBITDA[1] margin 7.1 percent, compared to 4.9 percent last year

WATSONVILLE, Calif. (October 26, 2018) - Granite Construction Incorporated (NYSE: GVA) today reported third quarter 2018 net income of $55.7 million, an increase of 21.1 percent from net income of $46.0 million in the third quarter of 2017. Earnings per diluted share (EPS) was $1.17, compared to $1.14 last year. Third quarter and year-to-date 2018 results include after-tax acquisition-related expenses of $11.7 million and $43.4 million, respectively2. Excluding the impact of these expenses, third quarter adjusted net income was $67.4 million1, with adjusted EPS of $1.421. For the first nine months of 2018, EPS was $0.84, compared to $0.90 in the prior-year period. Excluding the impact of after-tax acquisition-related expenses, year-to-date 2018 adjusted net income increased significantly to $79.2 million1, with adjusted EPS of $1.851 more than doubling from the prior year.

“In 2018, Granite has executed our strategy to develop a leadership position as America’s Infrastructure Company,” said Granite President and Chief Executive Officer James H. Roberts. “Acquisitions have helped us to deliver profitable geographic and end-market diversification, and this action highlights the significant opportunities we have to expand Granite’s platforms for growth in the new Transportation, Water, Specialty, and Materials segments.

“Our focus has remained intent on improved profitability this year, and our teams, new and old, have delivered,” Roberts said. “Demand for projects across all segments of our business remains strong as we maintain our deliberate emphasis on improved pricing. Increased pricing is creating solid bottom-line improvement, while having an expected, near-term impact on project win rates, most notably transportation projects. Transportation demand continues to strengthen, fueling expected growth in project bookings and revenue that, coupled with our ongoing pricing discipline, will spur improved segment margin performance for quite some time.”

Roberts continued, “Our pricing strategy is sound, built upon both practical and strategic considerations, especially given the healthy balance of near- and long-term public- and private-market demand. This year’s highly focused work on pricing discipline illustrates the broad leverage our business can exert to create bottom-line results and steadily improving capital returns on the significant, long-term investments that underpin our business. Our focus remains on sustained pricing discipline to deliver consistent, balanced, risk-adjusted returns across end markets.”

Third Quarter and Year-To-Date 2018 Consolidated Results

•

Revenue increased 10.3 percent to $1.06 billion in the third quarter of 2018, compared with $957.1 million in the prior-year period. For the nine months ending September 30, 2018, revenue increased 10.9 percent to $2.43 billion, compared with $2.19 billion last year.

•

Consolidated gross profit increased 26.2 percent to $144.5 million, compared with $114.5 million last year. On a year-to-date basis, gross profit increased 31.2 percent to $281.1 million compared to $214.2 million last year.

•

Gross profit margin was 13.7 percent in the third quarter, compared with 12.0 percent in 2017. For the first nine months of 2018, gross profit margin was 11.6 percent compared with 9.8 percent last year.

•

Selling, general & administrative (SG&A) expenses during the quarter and on a year-to-date basis include the impact of higher acquisition-related overhead. SG&A expenses were $70.8 million, or 6.7 percent of revenue in the quarter, compared to $49.5 million, or 5.2 percent of revenue, last year. For the first nine months of 2018, SG&A expenses were $193.3 million, or 8.0 percent of revenue, compared to $162.7 million, or 7.4 percent of revenue, during the same prior-year period. The increase is attributable to acquisition-related costs.

•	Company effective tax rate in the third quarter was 12.8 percent, driven by a $7.6 million benefit[3], a discrete item related to revaluation of deferred tax assets and liabilities.
•

Adjusted EBITDA increased 30.9 percent year-over-year to $112.7 million in the third quarter of 2018, from $86.1 million last year. On a year-to-date basis, adjusted EBITDA increased 62.5 percent year-over-year to $172.9 million, compared to $106.4 million in 2017.

•

Company backlog[3] was $3.24 billion, down 23.5 percent year-over-year. Earlier in 2018 we received notification of certain project wins that are not yet included in our backlog. These three projects, in California, Utah, and Florida, total more than $825 million and are expected to enter our backlog late in 2018 and in 2019.

•

Our balance sheet remains strong with cash and marketable securities of $311.4 million as of September 30, 2018. Our capital structure is well positioned to support the execution of our strategic plan.

Third Quarter and Year-To-Date 2018 Segment Results

On October 9, the Company filed an 8-K with the Securities and Exchange Commission, which provides a quarterly and annual lookback and mapping of our new reportable segments. Third quarter 2018 results reflect the new reporting structure.

Transportation

•

Third quarter 2018 revenue decreased 2.2 percent to $610.8 million, compared to $624.7 million last year. Year-to-date 2018 revenue increased 3.5 percent to $1.47 billion, compared to $1.42 billion last year. Transportation revenue growth in 2018 reflects both increased bidding discipline and higher margin expectations.

•

Quarterly gross profit increased 8.3 percent to $71.0 million from $65.5 million last year, with gross profit margin of 11.6 percent, up more than 100 basis points from 10.5 percent last year. Year-to-date gross profit increased 15.4 percent to $138.4 million from $119.9 million last year, with a resulting gross profit margin of 9.4 percent up from 8.4 percent in 2017. Year-over-year profit improvement continues to reflect our efforts to raise prices in a healthy environment for most of our geographic markets.

•

Segment backlog decreased 29.6 percent year-over-year to $2.31 billion, driven by steady project burn rates in mild weather conditions during the quarter. Healthy and improving transportation market demand positions our teams with top- and bottom-line growth opportunities across geographies. We continue to patiently re-shape our project portfolio, pursuing revenue strategies in alignment with increased returns that balance project risk dynamics.

Water

•

Third quarter 2018 revenue increased 241.7 percent to $124.3 million compared to $36.4 million last year. Year-to-date 2018 revenue increased 113.9 percent to $216.0 million, compared to $100.9 million last year.

•

Quarterly gross profit increased to $24.1 million from $1.8 million last year, with gross profit margin of 19.4 percent up from 5.0 percent last year. Year-to-date gross profit increased to $41.1 million from $9.8 million last year, with gross profit margin of 19.0 percent, up from 9.7 percent in 2017. Year-over-year profit improvement is tied to solid execution on projects in the robust markets we are now addressing in the Water segment.

•

Segment backlog increased significantly year-over-year to $364.8 million, with the largest impact from recent acquisitions. The segment’s bidding environment remains healthy, mirroring steady to improving federal, state, and local water infrastructure funding.

Specialty

•

Third quarter 2018 revenue decreased 3.6 percent to $190.8 million, compared to $197.9 million last year. Year-to-date 2018 revenue increased 2.0 percent to $461.1 million, compared to $452.3 million last year. Drivers of the performance include continued strong demand for mining work both by legacy businesses and recent acquisitions, coupled with steady demand in power and tunnel projects.

•

Quarterly gross profit increased 1.1 percent to $28.1 million from $27.8 million last year, with gross profit margin of 14.7 percent up from 14.0 percent last year. Year-to-date gross profit increased 15.1 percent to $65.3 million from $56.7 million last year, with gross profit margin of 14.2 percent, up from 12.5 percent in 2017.

•	The gross profit and margin improvement was attributable primarily to strong market demand, solid execution, and consistent bidding discipline, which is producing improved margins on new work.
•

Segment backlog decreased 27.6 percent year-over-year to $564.7 million, based on steady project burn rates. The bidding environment in the Specialty segment remains healthy, supported by steady public- and private-market demand. This diverse, robust project and bidding environment, which includes tunnel, power, mining, site development, renewable energy and more, position our teams for backlog and revenue growth in this segment in 2019 and beyond.

Materials

•

Third quarter 2018 revenue increased 32.1 percent to $129.6 million, compared with $98.1 million last year. Year-to-date 2018 revenue increased 30.4 percent to $276.3 million, compared to $211.8 million last year.

•

Quarterly gross profit improved 9.9 percent to $21.3 million from $19.4 million last year, with gross profit margin of 16.4 percent down from 19.8 percent last year. Year-to-date gross profit increased 30.6 percent to $36.3 million from $27.8 million last year, with gross profit margin steady at 13.1 percent.

•

The quarterly and year-to-date revenue and profit growth was attributable primarily to improved external demand across most markets, while maintaining an expectation of overall mid-teen gross margins in the segment.

Outlook and Guidance

"Granite’s strategic growth plan is delivering strongly improved near-term results, while positioning our stakeholders to benefit from significant, long-term economic value creation,” said Roberts. “Significant voter support across the country for incremental infrastructure investment is spurring state and local governments and politicians to action. With more than 300 state and local measures on ballots on November 6, voters increasingly understand and support the sustained, increased infrastructure investments that are required to improve public safety, to create jobs, to drive economic expansion, and to improve Americans’ quality of life. For those of you in California, please vote No on Proposition 6 on Election Day.”

The Company’s expectations for 2018, including acquisitions, are:

•	Mid-teens consolidated revenue growth, which is subject to late-year seasonality
•	Adjusted EBITDA margin of 7.5 percent to 8.5 percent

Endnotes

(1)  Adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2)  Acquisition-related expenses include acquisition and integration expenses, synergy costs, and acquired intangible amortization expenses. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(3)  For further information on income taxes, please refer to Note 16 of “NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” in the Granite Construction Incorporated Form 10-Q for the quarterly period ended September 30, 2018, which is expected to be filed with the Securities and Exchange Commission on October 26, 2018.

(4)  Granite contract backlog is comprised of unearned revenue and other awards. For further information, please refer to “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the Granite Construction Incorporated Form 10-Q for the quarterly period ended September 30, 2018, which is expected to be filed with the Securities and Exchange Commission on October 26, 2018.

Conference Call

Granite will conduct a conference call today, October 26, 2018, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2018. The Company invites investors to listen to a live audio webcast on its Investor Relations website, https://investor.graniteconstruction.com/. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through November 2, 2018, by calling 1-877-344-7529, replay access code 10124962; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite, America’s Infrastructure Company, is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made.  These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	September 30, 2018	December 31, 2017	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$230,259	$233,711	$185,516
Short-term marketable securities	35,010	67,775	47,814
Receivables, net	618,070	479,791	627,081
Contract assets	213,989	—	—
Costs and estimated earnings in excess of billings	—	103,965	94,527
Inventories	90,789	62,497	62,059
Assets held for sale	62,988	—	—
Equity in construction joint ventures	273,993	247,826	242,358
Other current assets	32,185	36,513	26,612
Total current assets	1,557,283	1,232,078	1,285,967
Property and equipment, net	560,618	407,418	412,174
Long-term marketable securities	46,093	65,015	69,991
Investments in affiliates	84,840	38,469	39,946
Goodwill	244,696	53,799	53,799
Deferred income taxes, net	6,408	—	—
Other noncurrent assets	143,910	75,199	85,411
Total assets	$2,643,848	$1,871,978	$1,947,288

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$116,796	$46,048	$14,796
Accounts payable	316,917	237,673	286,913
Contract liabilities	117,759	—	—
Billings in excess of costs and estimated earnings	—	135,146	168,707
Accrued expenses and other current liabilities	296,033	236,407	246,775
Total current liabilities	847,505	655,274	717,191
Long-term debt	316,926	178,453	225,922
Deferred income taxes, net	5,589	1,361	5,932
Other long-term liabilities	67,429	44,085	46,435
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 46,897,092 shares as of September 30, 2018, 39,871,314 shares as of December 31, 2017 and 39,850,587 shares as of September 30, 2017	469	399	399
Additional paid-in capital	572,046	160,376	157,734
Accumulated other comprehensive income	1,841	634	240
Retained earnings	786,936	783,699	756,183
Total Granite Construction Incorporated shareholders’ equity	1,361,292	945,108	914,556
Non-controlling interests	45,107	47,697	37,252
Total equity	1,406,399	992,805	951,808
Total liabilities and equity	$2,643,848	$1,871,978	$1,947,288

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Transportation	$610,847	$624,727	$1,472,703	$1,423,396
Water	124,292	36,378	215,951	100,944
Specialty	190,836	197,886	461,149	452,265
Materials	129,616	98,135	276,286	211,834
Total revenue	1,055,591	957,126	2,426,089	2,188,439
Cost of revenue
Transportation	539,871	559,187	1,334,302	1,303,489
Water	100,189	34,573	174,834	91,172
Specialty	162,737	170,089	395,838	395,529
Materials	108,303	78,747	239,972	184,023
Total cost of revenue	911,100	842,596	2,144,946	1,974,213
Gross profit	144,491	114,530	281,143	214,226
Selling, general and administrative expenses	70,769	49,501	193,337	162,726
Acquisition and integration expenses	9,334	—	44,030	—
Gain on sales of property and equipment	(3,018)	(1,753)	(5,066)	(2,830)
Operating income	67,406	66,782	48,842	54,330
Other (income) expense
Interest income	(1,533)	(1,141)	(4,227)	(3,356)
Interest expense	4,452	2,660	10,090	8,097
Equity in income of affiliates	(1,769)	(2,732)	(5,527)	(4,907)
Other income, net	(1,533)	(1,309)	(2,205)	(2,821)
Total other income	(383)	(2,522)	(1,869)	(2,987)
Income before provision for income taxes	67,789	69,304	50,711	57,317
Provision for income taxes	8,692	21,249	7,357	16,841
Net income	59,097	48,055	43,354	40,476
Amount attributable to non-controlling interests	(3,425)	(2,073)	(7,490)	(4,151)
Net income attributable to Granite Construction Incorporated	$55,672	$45,982	$35,864	$36,325

Net income per share attributable to common shareholders
Basic	$1.20	$1.15	$0.84	$0.91
Diluted	$1.17	$1.14	$0.84	$0.90
Weighted average shares of common stock
Basic	46,308	39,844	42,443	39,774
Diluted	47,810	40,387	42,910	40,367
Dividends per common share	$0.13	$0.13	$0.39	$0.39

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Nine Months Ended September 30,	2018	2017
Operating activities
Net income	$43,354	$40,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	77,816	48,522
Gain on sales of property and equipment, net	(5,066)	(2,830)
Change in deferred income taxes	(2,207)	—
Stock-based compensation	12,620	13,580
Equity in net loss from unconsolidated joint ventures	16,343	15,415
Net income from affiliates	(5,526)	(4,907)
Changes in assets and liabilities:	(122,591)	(45,642)
Net cash provided by operating activities	14,743	64,614
Investing activities
Purchases of marketable securities	(9,952)	(79,708)
Maturities of marketable securities	60,000	90,000
Purchases of property and equipment	(86,131)	(56,808)
Proceeds from sales of property and equipment	9,480	5,107
Cash paid to purchase businesses, net of cash and restricted cash acquired	(55,027)	—
Other investing activities, net	317	2,321
Net cash used in investing activities	(81,313)	(39,088)
Financing activities
Proceeds from debt	143,250	—
Debt principal repayments	(42,149)	(3,750)
Cash dividends paid	(16,328)	(15,506)
Repurchases of common stock	(6,369)	(6,713)
Distributions to non-controlling partners, net	(10,128)	(3,500)
Other financing activities, net	441	133
Net cash provided by (used in) financing activities	68,717	(29,336)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,147	(3,810)
Cash and cash equivalents at beginning of period	233,711	189,326
Cash, cash equivalents and restricted cash of $5,599 at end of period	$235,858	$185,516

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Transportation	$610,847	$624,727	$1,472,703	$1,423,396
Water	124,292	36,378	215,951	100,944
Specialty	190,836	197,886	461,149	452,265
Materials	129,616	98,135	276,286	211,834
Total revenue	$1,055,591	$957,126	$2,426,089	$2,188,439
Gross profit
Transportation	$70,976	$65,540	$138,401	$119,907
Water	24,103	1,805	41,117	9,772
Specialty	28,099	27,797	65,311	56,736
Materials	21,313	19,388	36,314	27,811
Total gross profit	$144,491	$114,530	$281,143	$214,226
Gross profit as a percent of revenue
Transportation	11.6%	10.5%	9.4%	8.4%
Water	19.4	5.0	19.0	9.7
Specialty	14.7	14.0	14.2	12.5
Materials	16.4	19.8	13.1	13.1
Total gross profit as a percent of total revenue	13.7%	12.0%	11.6%	9.8%

GRANITE CONSTRUCTION INCORPORATED
Unearned Revenue / Contract Backlog by Segment(1)
(Unaudited - dollars in thousands)

Unearned Revenue	September 30, 2018
Transportation	$2,311,712	75.5%
Water	250,157	8.2
Specialty	501,556	16.4
Total	$3,063,425	100.0%

Other(2)	September 30, 2018
Transportation	$—	0.0%
Water	114,615	64.5
Specialty	63,095	35.5
Total	$177,710	100.0%

Contract Backlog(1)	September 30, 2018		June 30, 2018		September 30, 2017
Transportation	$2,311,712	71.3%	$2,637,055	72.2%	$3,283,055	77.5%
Water	364,772	11.3	398,886	10.9	171,939	4.1
Specialty	564,651	17.4	615,981	16.9	779,750	18.4
Total	$3,241,135	100.0%	$3,651,922	100.0%	$4,234,744	100.0%

(1)Contract Backlog is calculated by adding Unearned Revenue and Other Awards.

(2)Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Granite Construction Incorporated and adjusted diluted earnings per share to indicate the impact of non-recurring acquisition, integration and acquired intangible amortization expenses related to the acquisition of Layne Christensen Company and LiquiForce.

Management believes that these additional non-GAAP financial measures facilitate comparisons between securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income attributable to Granite Construction Incorporated	$55,672	$45,982	$35,864	$36,325
Depreciation, depletion and amortization expense(2)	34,269	17,374	77,816	48,522
Provision for income taxes	8,692	21,249	7,357	16,841
Interest expense, net of interest income	2,919	1,519	5,863	4,741
EBITDA	$101,552	$86,124	$126,900	$106,429
EBITDA Margin(3)	9.6%	9.0%	5.2%	4.9%

Acquisition and integration expenses and synergy costs(4)	$11,190	$—	$46,037	$—
Adjusted EBITDA(1)	$112,742	$86,124	$172,937	$106,429
Adjusted EBITDA margin(1)	10.7%	9.0%	7.1%	4.9%

(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of acquisition and integration expenses and synergy costs.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3)Represents EBITDA divided by consolidated revenue of $1.06 billion and $2.43 billion for three and nine months ended September 30, 2018, respectively, and $0.96 billion and $2.19 billion for the three and nine months ended September 30, 2017, respectively.

(4)Amount includes expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce.  Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income Reconciliation(1)

(Unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Income before provision for income taxes	$67,789	$69,304	$50,711	$57,317
Acquisition and integration expenses and synergy costs(2)	11,190	—	46,037	—
Amortization expense on acquired intangible assets(3)	4,466	—	7,154	—
Adjusted income before provision for income taxes	$83,445	$69,304	$103,902	$57,317

Provision for income taxes	$8,692	$21,249	$7,357	$16,841
Tax effect of the acquisition and integration expenses, synergy costs and acquired intangible amortization expenses (4)	3,923	—	9,830	—
Adjusted provision for income taxes	$12,615	$21,249	$17,187	$16,841

Net income attributable to Granite Construction Incorporated	$55,672	$45,982	$35,864	$36,325
After-tax acquisition and integration expenses, synergy costs and acquired intangible amortization expenses	11,733	—	43,361	—
Adjusted net income attributable to Granite Construction Incorporated(1)	$67,405	$45,982	$79,225	$36,325

Diluted net income per share attributable to common shareholders	$1.17	$1.14	$0.84	$0.90
After-tax acquisition and integration expenses, synergy costs and acquired intangible amortization expenses	0.25	—	1.01	—
Adjusted diluted net income per share attributable to common shareholders(1)	$1.42	$1.14	$1.85	$0.90

(1) Amount includes expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed. Adjusted net income and diluted earnings per share exclude the impact of acquisition and integration expenses, synergy costs and acquired intangible amortization.

(2)Amortization expense on acquired intangible assets related to the Layne and LiquiForce acquisitions.

(3)The tax effect of the acquisition and integration expenses, synergy costs and acquired intangible amortization expenses was calculated using the Company’s estimated 2018 annual statutory tax rate.

(4)Net income attributable to Granite Construction Incorporated is presented net of non-controlling interests of $3.4 million and $7.5 million for three and nine months ended September 30, 2018, respectively, and $2.1 million and $4.2 million for the three and nine months ended September 30, 2017, respectively.

Contact:

Investors

Ron Botoff, 831-728-7532

or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated